Exhibit 10.1

AMENDMENT NO. 2 TO THE CAPSTONE GREEN ENERGY HOLDINGS, INC. 2023 EQUITY INCENTIVE PLAN

This Amendment No. 2 (this “Amendment”) to the Capstone Green Energy Holdings, Inc. 2023 Equity Incentive Plan (the “Equity Incentive Plan”), of Capstone Green Energy Holdings, Inc., a Delaware corporation (the “Company”) is effective as of the date of approval by the Company’s stockholders (the “Effective Date”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Equity Incentive Plan.

As of the Effective Date, the Equity Incentive Plan shall be amended as follows:

1.	Section 4.1 of the Equity Incentive Plan is hereby deleted in its entirety and replaced with the following:
a.

Subject to adjustment in accordance with Section 14, no more than 7,000,000 shares of Common Stock shall be available for the grant of Awards under the Plan (the "Total Share Reserve"). During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

2.	Section 4.3 of the Equity Incentive Plan is hereby deleted in its entirety and replaced with the following:
a.	Subject to adjustment in accordance with Section 14, no more than 7,000,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the "ISO Limit").
3.	Except as expressly amended by this Amendment, the Equity Incentive Plan shall continue in full force and effect in accordance with the provisions thereof.